EXHIBIT 99
                                   ----------


                              FOR IMMEDIATE RELEASE

                     SVB Financial Services, Inc. Announces
                    Record Quarter and Year To Date Earnings


Somerville, NJ...October 20, 2004 Robert P. Corcoran, President and CEO of SVB Financial Services, Inc., the parent holding company of Somerset Valley Bank, announced record third quarter and year to date earnings.

     Net income for the three months ended September 30, 2004 was $1,068,000, an increase of $330,000 or 45% from third quarter of 2003, and is the largest quarterly earnings in the Company's 14 year history, as well as, the first time net income has exceeded $1 million for a three month period. This net income represents basic earnings per share of $0.28 in 2004 as compared to $0.19 per share in 2003. Diluted earnings per share were $0.27 in 2004 compared to $0.19 in 2003.

     On a year to date basis net income was $2,628,000, an increase of $541,000 or 26% from 2003. This net income represents basic earnings per share of $0.68 and diluted earnings per share of $0.66 compared to basic earnings per share of $0.54 and diluted earnings per share of $0.53 in 2003.

     Included within this quarter's net income was a one time gain on the sale of the Aberdeen branch along with $10 million in deposits in the amount of $244,000 on a pretax basis. The Company sold its only Monmouth County location and will concentrate their expansion efforts in Middlesex, Somerset and Hunterdon Counties.

     Net interest income increased $377,000 or 11% over the third quarter of last year and $254,000 or 7% from the previous quarter. The Company is asset sensitive with regard to interest risk and as such was positively impacted by the two 25 basis point increases that occurred in the third quarter of 2004. In addition, loan balances, which declined during the second quarter of this year, increased by $20.1 million or 7% during this quarter and now stand at $31.7 million or 12% ahead of the third quarter of last year. The growth in loans and the increases in interest rates improved the Company's net interest margin from 3.57% in the previous quarter to 3.68% in the current quarter. This net interest margin is one basis point less than last year's third quarter.

     Non interest income excluding the gain on the sale of the Aberdeen office increased $56,000 or 10% over the third quarter of last year. An additional purchase of Bank Owned Life Insurance totaling $3,500,000 contributed to the $17,000 increase in income for Bank Owned Life Insurance. The sale of annuities and mutual funds increased $29,000 over last year. These increases helped to offset the decline in gains on the sales of loans and investments of $5,000 and service charges on deposit accounts of $24,000.

     Non interest expense increased $191,000 or 7% from the third quarter of 2003. Salaries and benefits accounted for most of the increase. This expense grew by $189,000 or 13% from the third quarter of last year. Of this amount $49,000 was an addition to the amount accrued for year end bonuses based on the increase in net income this quarter. The remaining increase was mainly attributed to increases to staff to support the growth of the Company, as well as, normal salary increases.

     The Company recorded solid deposit growth even with the closing of the $10 million Aberdeen office. Total deposits increased $46.0 million or 12% since September of last year.

     Non performing loans increased from $890,000 as of September 30, 2003 to $1,087,000 as of September 30, 2004 representing 0.34% and 0.37% of outstanding loans, respectively. The allowance for loan losses represents 260% of non performing loans.

     "Achieving a $1 million quarter was certainly a milestone for us," said Corcoran. "The growth in our loan balances and the improvement in our margin are also very positive signs as we move into the fourth quarter of the year."

     Corcoran pointed out that even without the gain on the sale of the Aberdeen office, the Company would have had a record quarter. "Net income would still have been $907,000 which is up 23% from the previous quarter," said Corcoran.

     Somerset Valley Bank has locations in Somerville, Hillsborough, Bridgewater, Manville, the Arbor Glen retirement facility, Bernards Township, Warren Township and Edison in Middlesex County. The Bank is currently constructing its eleventh location in Metuchen in Middlesex County and its twelfth location in Flemington in Hunterdon County. A thirteenth location has been approved for South Plainfield in Middlesex County. As of June 30, 2003, Somerset Valley Bank was ranked seventh of twenty-seven banks in Somerset County in terms of deposits with 6.09% of the market.

     SVB Financial Services,  Inc. is traded on the NASDAQ National Market under
the   trading   symbol   SVBF  and  can  be   accessed   via  the   Internet  at
www.somersetvalleybank.com.

     The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by an "asterisk" (*) or may use such forward-looking terminology as "expect", " look", " believe", " anticipate", " may", " will", or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of economic conditions and legal and regulatory barriers and structure, including those relating to the deregulation of the financial services industry. Actual results may differ materially from such forward-looking statements. SVB Financial Services, Inc. assumes no obligation for updating any such forward-looking statement at any time.


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SVB FINANCIAL SERVICES, INC.
Selected Consolidated Financial Data



                                            Three  Months Ended    Nine  Months Ended          Years Ended
                                               September  30,       September  30,             December 31,


(in thousands except per share data)         2004       2003        2004      2003       2003       2002       2001
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INCOME STATEMENT DATA:

Interest Income                              5,495      5,118     15,864     15,498     20,700     20,848     19,867
Interest Expense                             1,533      1,533      4,422      4,806      6,262      7,471      9,030
Net Interest Income                          3,962      3,585     11,442     10,692     14,438     13,377     10,837
Provision for Loan Losses                       95         95        260        397        502        455        365
Net Interest Income After Provision
for Loan Losses                              3,867      3,490     11,182     10,295     13,936     12,922     10,472
Non-Interest Income                            850        550      1,887      1,597      2,018      1,732      1,329
Non-Interest Expense                         3,123      2,932      9,135      8,775     11,641     10,764      9,009
Income Before Income Taxes                   1,594      1,108      3,934      3,117      4,313      3,890      2,792
Income Tax Expense                             526        370      1,306      1,030      1,429      1,435      1,048
Net Income                                   1,068        738      2,628      2,087      2,884      2,455      1,744

BALANCE SHEET DATA:
Total Assets                                                     474,902    424,069    431,074    404,984    328,305
Federal Funds Sold and Other
  Short Term Investments                                           3,107      2,414      6,768     28,071     15,104
Interest Bearing Time Deposits                                    14,831     11,850     13,142     13,839      9,670
Securities Available for Sale                                     49,746     48,879     42,855     46,569     29,052
Securities Held to Maturity                                       72,420     57,801     58,290     56,209     41,509
Loans                                                            292,503    260,840    271,543    238,185    209,592
Deposits                                                         420,598    374,634    379,013    364,422    297,474
Other Borrowings                                                  17,143     16,186     18,176      9,214      5,747
Guaranteed Preferred Beneficial Interest
  in the Corporation Subordinated
  Debentures                                                       6,702      6,500      6,500      6,500      4,000
Shareholders' Equity                                              28,483     24,955     25,689     23,178     19,628

PERFORMANCE RATIOS:
Return on Average Assets                      0.91%      0.69%      0.77%      0.67%      0.69%      0.65%      0.61%
Return on Average Equity                     15.40%     11.92%     13.10%     11.68%     11.92%     11.46%      9.49%
Net Interest Margin                           3.68%      3.69%      3.69%      3.77%      3.77%      3.81%      4.02%

ASSET QUALITY:
Loans Past Due Over 90 Days                                            3          1         --         --         --
Non-Accrual Loans                                                  1,087        890      1,012        658        510
Net Charge Offs                                 39        156        114        223        229        159         77
Allowance for Loan Losses to Total Loans                            0.97%      0.99%      0.99%      1.01%      1.01%

PER SHARE DATA (1):
Earnings Per Share - Basic                    0.28       0.19       0.68       0.54       0.75       0.65       0.48
Earnings Per Share - Diluted                  0.27       0.19       0.66       0.53       0.74       0.64       0.47
Book Value                                      NA         NA       7.37       6.49       6.68       6.05       5.37



(1) All data has been retroactively restated for stock dividends.
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